EXHIBIT 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***]
SETTLEMENT AND LICENSE AGREEMENT
This Settlement and License Agreement (this “Agreement”), by and between Immersion Software Ireland Limited (“Immersion Ireland”), an Irish company and a wholly owned subsidiary of Immersion Corporation, Immersion Corporation, a Delaware corporation (“Immersion Corporation,” individually and collectively with Immersion Ireland, “Immersion”), and Samsung Electronics Co., Ltd., a South Korean corporation with principal offices located at 416 Maetan-3dong, Yeongtong-gu, Suwon-si, Gyeonggi-do, 443-742 Korea for itself and on behalf of its Affiliates (collectively “Samsung”), is entered into as of the date of the last signature hereto (the “Effective Date”).
WHEREAS, Immersion Ireland develops and markets software for implementing and controlling haptic feedback in hardware devices, and is the exclusive licensor of certain patents and patent applications relating to haptic feedback technology; and

WHEREAS, Immersion has initiated patent infringement litigation in multiple jurisdictions against Samsung accusing Samsung mobile devices of infringement and Samsung had denied such infringement and continues to assert that it does not infringe any Immersion patents; nevertheless Samsung would like to obtain a license with respect to Immersion software as well as patents in order to end litigation.

NOW THEREFORE, in consideration of the promises, mutual covenants, and agreements contained herein, the parties agree as set forth in the attached terms and conditions and exhibits, which are hereby incorporated by reference and made part of this Agreement.
Accepted by:

IMMERSION IRELAND    SAMSUNG

By:    /s/ Liam Granger        By:    /s/ Jong Hong
Name:    Liam Grainger        Name:    Jong Hong
Title:    Director        Title:    Vice President
Date:    May 12, 2019        Date:    May 10, 2019

IMMERSION CORPORATION

By:    /s/ Ramzi Haidamus
Name:    Ramzi Haidamus
Title:    President and CEO
Date:    May 12, 2019
Address for Notice:         Address for Notice:

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Immersion Ireland c/o Immersion Corp.            Samsung Electronics Co., Ltd.
50 Rio Robles            416 Maetan-3dong
San Jose, California 95134            Yeongtong-gu, Suwon-si
ATTN: Legal Department            Gyeonggi-do, 443-742 Korea
                ATTN: IP Center

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TERMS AND CONDITIONS

1.	DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:
1.1    “2013 Agreement” means that certain Amended and Restated License Agreement effective as of January 1, 2013, as amended, by and between Immersion Ireland and Immersion Corporation, on the one hand, and Samsung, on the other hand.
1.2    “Affiliate” means, with respect to a party, any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with such party. For purposes of this definition, “control” means the direct or indirect beneficial ownership of more than fifty percent (50%) of the stock or equity of such entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). An Affiliate shall be deemed an Affiliate only so long as the above ownership or control exists. For purposes of this Agreement, Immersion Ireland and Immersion Corporation are Affiliates of one another.
1.3    “Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.
1.4    “Appcessories” means hardware products that, with the assistance of an end-user software application incorporated in a mobile phone, can be controlled or otherwise used by an end user through such end-user software application incorporated in such mobile phone.
1.5    “[***]” means any field of use relating to [***] products or services, including [***].
1.6    “Change of Control” shall have the meaning set forth in Section 13.1.
1.7    “China Patent Infringement Suit” means the patent infringement litigation filed by Immersion Corporation against Samsung or its Affiliates in China with respect to Chinese Patent Nos. ZL02821854.X, ZL201210005785.2, and ZL201310253562.2.
1.8    “China Petitions for Invalidation” means the Petitions for Invalidation filed by Samsung or its Affiliates with the Chinese Patent Office, with respect to Chinese patents owned by Immersion or its Affiliates, including with respect to Chinese Patent Nos. ZL02821854.X, ZL201210005785.2, and ZL201310253562.2.
1.9    “Current Litigation” means any and all suits and legal proceedings worldwide between Immersion and Samsung, including: (a) the U.S. Patent Infringement Suit; (b) the China Patent Infringement Suit; (c) the Germany Patent Infringement Suit; (d) the IPRs; and (e) the China Petitions for Invalidation.
1.10    “Documentation” means the user guides for installation and use of the Immersion TouchSense Software that Immersion makes generally available.
1.11    “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.
1.12    “[***]” shall have the meaning set forth in Section 5.2.
1.13    “Evaluation Software” means any software (in object code form or source code form) and/or hardware provided by or on behalf of Immersion Ireland to Samsung during or prior to the Term that is either: (1) indicated by or on behalf of Immersion Ireland at or after time of delivery that such software/hardware is for internal evaluation (or is, in the case of software, identified as an alpha or beta version), is otherwise software/hardware not indicated in writing at or after delivery as an “official release” of such software/hardware; (2) software/hardware that, under all of the circumstances, could reasonably be considered by Immersion Ireland to be software/hardware intended solely for internal evaluation by Samsung; or (3) any other software that is not Immersion TouchSense Software pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, Immersion TouchSense Software shall not include any Evaluation Software.
1.14    “[***]” means, unless agreed otherwise in writing between the parties via an amendment to this Agreement, any field of use relating to products, services or content designed, sold or marketed for primary use: (a) in the [***]; (b) in the [***]; (c) in the [***]; and/or (d) in the [***].

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1.15    “Foundry Products” means Mobile Devices which are: (a) designed by or for a third party without substantial input from Samsung or its Affiliates, and manufactured, reproduced, sold, leased, licensed, distributed or otherwise transferred by or from Samsung or its Affiliates to that third party (or to customers of, or as directed by, that third party) for sale or distribution by that third party with that third party's brand; or (b) designed, manufactured, reproduced, sold, leased, licensed, distributed or otherwise transferred through or by Samsung or its Affiliates for or on behalf of a third party for the primary purpose of attempting to make such products licensed or immune from suit with respect to any Immersion TouchSense Software or any Immersion Patent; provided, however, that Mobile Devices designed and manufactured pursuant to the request by carriers shall not constitute Foundry Products so long as such Mobile Devices are branded (or co-branded) with Samsung’s brand.
1.16    “[***]” means the market principally for consumer [***] for use in conjunction with [***]. [***] does not include the use of [***] on [***], where the primary use of such [***].
1.17    “Germany Patent Infringement Suit” means the patent infringement litigation filed by Immersion Corporation against Samsung or its Affiliates in Germany with respect to German Patent 602008058897.1 (EP Patent 2463752).
1.18    “Immersion” shall have the meaning set forth in the introductory paragraph of this Agreement.
1.19    “Immersion Corporation” shall have the meaning set forth in the introductory paragraph of this Agreement.
1.20    “Immersion Ireland” shall have the meaning set forth in the introductory paragraph of this Agreement.
1.21    “Immersion Patents” means the patents and patent applications owned by Immersion and/or its Affiliates at any time during the Term, along with any continuations, continuations-in-part, divisionals, international counterparts, reissues and reexaminations thereof. For the sake of clarity, the term “Immersion Patents” includes Patents-In-Suit but does not include: (a) patents or patent applications owned by entities that acquire Immersion Corporation or any of its Affiliates prior to such acquisition, and (b) [***] (as defined below). "[***]" means patent applications or patents, in each case, along with any continuations, continuations-in-part, divisions, international counterparts, reissues and reexaminations thereof, that a third party (i.e., a person or entity that is not an employee or contractor of Immersion) [***] Immersion or any of its Affiliates [***] in the ordinary course of Immersion’s business, provided that any subject matter or material element [***] is not related to [***].
1.22    “Immersion Preexisting Technology” means Intellectual Property Rights developed, acquired or otherwise owned by Immersion or its Affiliates prior to the Effective Date.
1.23    “Immersion Release” shall have the meaning set forth in Section 2.3(a).
1.24    “Immersion Releasing Entities” shall have the meaning set forth in Section 2.3(a).
1.25    “Immersion Solely Developed Technology” means Intellectual Property Rights developed, acquired or otherwise obtained by Immersion independently of Samsung on and after the Effective Date.
1.26    “Immersion TouchSense Software” means collectively, the Immersion software made generally available by Immersion for use by licensed software developers to create and implement haptic effects into Licensed Devices, the Documentation, and any other software, tools, SDKs, application programming interfaces and/or hardware materials delivered by Immersion to, or on behalf of, Samsung in connection with this Agreement, as well as any software that is based on Immersion software.
1.27    “Immersion Trademarks” shall have the meaning set forth in Section 3.2.
1.28    “Imposed Tax” shall have the meaning set forth in Section 10.2.
1.29    “[***]” shall have the meaning set forth in Section 5.2.
1.30    “Intellectual Property Rights” means any intellectual property rights (or similar rights) including copyrights, patent rights, trade secret rights, trademark rights, trade name rights and any other intellectual property rights (or similar rights).

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1.31    “IP Claim” shall have the meaning set forth in Section 10.
1.32    “IPRs” means all petitions for inter partes review that Samsung or its Affiliates filed in the United States Patent and Trademark Office prior to the Effective Date relating to the Immersion U.S. patents-in-suit in the U.S. Patent Infringement Suit, including: Case Nos. IPR2018-01467, IPR2018-01468, IPR2018-01469, IPR2018-01470, IPR2018-01499, IPR2018-01500, IPR2018-01501, IPR2018-01502, and IPR2019-00704.
1.33    “Licensed Device” means, each and collectively, [***]. Licensed Device shall in no event include: (a) any products primary use of which is dedicated to an [***]; (b) any Foundry Products; or (c) [***].
1.34    “Linux Modules” means software that enables Immersion TouchSense Software to operate on a Linux-based operating system.
1.35    “Mobile Device” means: (i) any electronic mobile device having telecommunication or computing functionality including without limitation a mobile phone (including a mobile phone that can be used in conjunction with Appcessories); (ii) any Appcessories that are attached to a mobile phone or other mobile device including with a flip cover, screen protector, carrying case, or power cord; (iii) laptop, notebook, netbook, MP3 player, camera, tablet computer (including a convertible notebook), desktop PC, and (iv) Wearables.
1.36    “Patents-in-Suit” means all patents owned by Immersion or its Affiliates that are or were subject of the Current Ligation.
1.37    “[***]” shall have the meaning set forth in Section 5.2(b).
1.38    “[***]” means any field of use relating to products or services designed for use in: [***] and/or [***]. [***] does not include the use of [***], where the primary use of [***] is not in the [***].
1.39    “[***]” means any field of use relating to: [***] of, or delivery of [***], including any field of use relating to [***]; and/or [***]. [***] does not include the use of [***], where the primary use of [***] is not in [***].
1.40    “[***]” shall have the meaning set forth in Section 5.2(a).
1.41    “[***]” shall have the meaning set forth in Section 5.1.
1.42    “Samsung” shall have the meaning set forth in the introductory paragraph of this Agreement.
1.43    “Samsung Competitor” means any of the following: [***], and their respective affiliates and such other entities as may be agreed upon by the Parties from time to time. Such definition is for purposes of this Agreement only, and does not constitute an admission that any given company is or is not a competitor of Samsung with regard to a defined market.
1.44    “Samsung Preexisting Technology” means Intellectual Property Rights developed, acquired or otherwise owned by Samsung prior to the Effective Date.
1.45    “Samsung Release” shall have the meaning set forth in Section 2.3(b).
1.46    “Samsung Releasing Entities” shall have the meaning set forth in Section 2.3(b).
1.47    “[***]” shall mean: (1) a Licensed Device marketed and sold by Samsung or its Affiliates as a smartphone as of Effective Date, including, but not limited to, any mobile phone having all of the following features or functionality: (i) cellular communication, (ii) touchscreen interface, (iii) internet access, and (iv) an operating system capable of running downloaded applications ("Smartphone"); and (2) any future natural evolutions thereof having substantially similar functionality and features as a Smartphone described in (1) above. The term “[***]” shall not include Wearables, tablets, and/or feature phones (provided that, if (i) a mobile phone that is marketed and sold by Samsung or its Affiliates as a smartphone as of the Effective Date and (ii) any future natural evolutions thereof having substantially similar functionality and features as such smartphone is marketed and sold as a feature phone after the Effective Date, then such device shall be deemed a Smartphone and, thus, shall be deemed a [***]).

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1.48    “Samsung Solely Developed Technology” means Intellectual Property Rights developed, acquired or otherwise obtained by Samsung independently of Immersion on and after the Effective Date.
1.49    “Source Code” shall have the meaning set forth in Section 2.4(b).
1.50    “Tax Document” shall have the meaning set forth in Section 5.6.
1.51    “Term” shall have the meaning set forth in Section 12.1.
1.52    “Update” means a future version of Immersion TouchSense Software that satisfies all of the following: (i) Immersion Corporation makes such future version generally available to its customers on a when and if available basis; (ii) does not include new major feature or functionality additions to the then-currently shipping Immersion TouchSense Software being updated; and (iii) such future version is marketed and licensed by Immersion under the same Immersion TouchSense Software product name as the version of the Immersion TouchSense Software product being updated.
1.53    “Upgrade” means a future version of Immersion TouchSense Software that satisfies all of the following: (i) Immersion Corporation makes such future version generally available to its customers on a when and if available basis; (ii) includes new major feature or functionality additions to the then-currently shipping Immersion TouchSense Software being upgraded; and (iii) such future version is marketed and licensed by Immersion under the same Immersion TouchSense Software product name as the version of the Immersion TouchSense Software product being upgraded.
1.54    “U.S. Patent Infringement Suit” means the patent infringement litigation filed by Immersion Corporation against Samsung in the United States District Court for the Eastern District of Texas with respect to U.S. Patent Nos. 6,429,846, 7,969,288, 9,323,332, 7,982,720, 8,031,181, and 8,619,051.
1.55    “[***]” shall mean game controllers primarily used in the [***] that provide feel or touch sensations by imparting one or more forces (e.g., vibration, damping, vector, deformable, or electro-static), and that are used in a [***].
1.56    “[***]” shall mean a [***] of a [***] image or environment that can be [***] by a person.
1.57    “Wearables” means computerized watches, bracelets, anklets, armbands, shoes, helmets, headphones, earphones, ear-sets, glasses, gloves and, in each case, substantially similar types of wearable devices.
1.58    “Withholding Claim” shall have the meaning set forth in Section 10.2.

2.	GRANT OF LICENSES AND STANDSTILL.
2.1    Patent License. Subject to Samsung’s compliance with the payment terms set forth in Section 5, Immersion Ireland, on behalf of itself, its Affiliates, and their successors and assigns, hereby grants to Samsung and its Affiliates and their respective customers a royalty-bearing, worldwide, non-exclusive, non-sublicenseable, non-transferable (except as permitted in this Agreement), and non-assignable (except as permitted in this Agreement) license during the Term, under the Immersion Patents, to make, have made, use, sell, offer for sale, export, import and/or otherwise exploit Licensed Devices. Such license exhausts each of the Immersion Patents as to the Licensed Devices sold or otherwise distributed during the Term, subject to Samsung’s compliance with the payment terms set forth in Section 5. If Samsung desires to include [***] within the scope of the license grant included in this Section 2.1, then the parties may, in good faith, discuss the terms and conditions (including the royalty rate) applicable to [***] and, if the parties so agree, then the parties shall amend this Agreement to reflect such terms and conditions.
2.2    Standstill. In consideration of and subject to receipt by Immersion of the [***], Immersion, on behalf of itself and its Affiliates, agrees not to bring any patent infringement claim solely during the time period between [***] against Samsung and its Affiliates and their respective customers with respect to one or more Immersion Patents on account of the making, having made, using, selling, leasing, offering for sale, importing and/or otherwise disposing of [***] while reserving the right to retroactively assert such Immersion Patents against [***] after [***]. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 2.2 shall: (a) prevent Immersion or its Affiliates from seeking any remedy (including damages for the making, having made, using, selling, leasing, offering for sale, importing and/or otherwise disposing of any [***] during time period between [***], to the same extent as if Immersion or its Affiliates sought such remedy during such period of time) from Samsung and its Affiliates and their respective

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customers, or any other entity or person, after such period of time; or (b) prevent Immersion from seeking any remedy for a breach by Samsung or its Affiliates of this Agreement. The rights granted in this Section 2.2 are personal to Samsung and its Affiliates and shall not apply to any [***] of a third party that acquires Samsung or its Affiliates after the Effective Date. However, after any expiration or termination of the standstill covenant hereunder, the parties shall, in good faith, discuss the terms and conditions (including the royalty rate) applicable to [***] and, if the parties so agree, then the parties shall amend this Agreement to reflect such terms and conditions.
2.3    Release of Claims.
(a)Release by Immersion. Subject to Immersion Ireland’s receipt of the [***], effective upon the Effective Date, Immersion Ireland, on behalf of itself, its Affiliates, and their successors and assigns (“Immersion Releasing Entities”), hereby irrevocably and forever releases and discharges Samsung and its Affiliates (with its agents, attorneys, and employees), its respective directors, officers, managers, vendors, suppliers, manufacturers, developers, distributors, contractors, customers and end-users from any and all claims, demands, losses, costs, damages, debts, liabilities, obligations and causes of action, which the Immersion Releasing Entities have made or could have made at any time before the Effective Date, [***] (the “Immersion Release”). Notwithstanding anything to the contrary in this Section 2.3(a) the Immersion Release shall not affect any of Immersion’s rights with respect to any products (including Licensed Device units) sold or otherwise distributed on or after the Effective Date, subject to the licenses granted under this Agreement.  For illustration purposes, the Immersion Release shall not apply to Licensed Device units manufactured, used, imported, exported, sold or offer for sale by Samsung or its Affiliates after the Effective Date, subject to the licenses granted under this Agreement.
(b)Release by Samsung. Effective upon the Effective Date, Samsung, on behalf of itself, its Affiliates, and their successors and assigns (“Samsung Releasing Entities”), hereby fully, finally, irrevocably, and forever releases and discharges Immersion and its Affiliates (with its agents, attorneys, and employees), its respective directors, officers, managers, vendors, suppliers, manufacturers, developers, distributors, contractors, customers and end-users from any and all claims, demands, losses, costs, damages, debts, liabilities, obligations and causes of action, [***]. The releases set forth in this Section 2.3(b) shall be collectively referred to as the “Samsung Release.” Samsung, on behalf of itself, its Affiliates, and their successors and assigns, agrees not to challenge or dispute the validity or enforceability of any of the Immersion Patents in any judicial or administrative proceeding, including but not limited to proceedings before the United States Patent and Trademark Office during the Term. Notwithstanding anything in this Agreement, Samsung shall retain all rights to contest the infringement, validity, and/or enforceability of any of the Immersion Patents, and all other defenses in law or equity, in the event any Immersion Patent is asserted against Samsung or its Affiliates, or their respective customers. Samsung does not concede or admit the infringement, validity, or enforceability of any of the Immersion Patents and this Agreement shall not be used to evidence or argue that any product or act of Samsung infringes any of the Immersion Patents.
2.4    Licensed Software.
(a)Object Code License. Subject to Samsung’s compliance with the terms and conditions of this Agreement, Immersion Ireland grants to Samsung a royalty-bearing, worldwide, non-exclusive, non-sublicenseable (except for subsection (iii) below), non-transferable, and non-assignable license during the Term: (i) to copy and use and access the Immersion TouchSense Software (in object code form) and incorporate and install such copy into Licensed Devices; (ii) distribute, sell, offer to sell, import, and export such copy of the Immersion TouchSense Software, directly or indirectly through distributors, resellers and/or agents, solely as incorporated in a Licensed Device, to an end-user customer for use by such end-user customer; and (iii) to sublicense the rights granted in (i) to third parties solely for the purpose of exercising Samsung’s rights under (i) above. With respect to Intellectual Property Rights, the foregoing license includes the right, only under Immersion Intellectual Property Rights covering inventions embodied in the unmodified Immersion TouchSense Software, for Samsung to undertake the acts set forth in (i) and (ii) above solely with respect to the Immersion TouchSense Software as incorporated in a Licensed Device.
(b)Source Code License. Subject to Samsung’s compliance with the terms and conditions of this Agreement, Immersion Ireland hereby grants to Samsung the royalty-bearing, worldwide, non-exclusive, non-sublicenseable (except as expressly permitted herein), non-transferable, and non-assignable license during the Term, to internally store, view and modify the elements/modules of the Immersion TouchSense Software provided by

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Immersion to Samsung in source code form (the “Source Code”) solely as necessary to incorporate the Immersion TouchSense Software into Licensed Devices in accordance with this Agreement. For the avoidance of doubt, the foregoing license does not include any right or license for Samsung to transmit, display, perform or distribute to any third party, any of the Source Code. With respect to patents, the foregoing license includes the right, only under Immersion Patents covering inventions embodied in the unmodified Source Code, for Samsung to undertake the acts set forth in this Section 2.4(b) solely as necessary to incorporate the Immersion TouchSense Software into Licensed TouchSense Devices in accordance with this Agreement.
(c)Evaluation Software License. Subject to Samsung’s compliance with the terms and conditions of this Agreement, Immersion Ireland hereby grants to Samsung a restricted, non-exclusive, personal, nontransferable, nonsublicensable, royalty-free, revocable right to use, during the Term and in accordance with the documentation provided by or on behalf of Immersion Ireland, any Evaluation Software, solely in a non-production capacity for Samsung’s own internal testing and evaluation of the Evaluation Software. Except as set forth in this Section 2.4(c), no other right or license of any kind is granted by Immersion Ireland to Samsung hereunder with respect to the Evaluation Software.
2.5    Restrictions, Conditions and Obligations.
(a)Notwithstanding anything to the contrary herein, a party to this Agreement shall not have the right to enter into any legally binding obligations on behalf of the other parties to this Agreement.
(b)Samsung shall not distribute the Immersion TouchSense Software: (i) on a stand-alone basis or with any products other than as part of a Licensed Device distributed in accordance with this Agreement; or (ii) to any entity whom Samsung knows or should reasonably conclude will use the Immersion TouchSense Software primarily for purposes of benchmarking or similar testing, or for reverse engineering or disassembling.
(c)Except as expressly provided in this Agreement, no right to sublicense the rights granted to Samsung in this Agreement is granted by Immersion to Samsung.
(d)Immersion reserves all rights not expressly granted to Samsung in this Agreement. No implied licenses are granted to Samsung under or in connection with this Agreement.
(e)Samsung shall store the Source Code on secure servers controlled by Samsung and located at its principal address identified in the preamble above. Samsung acknowledges that the Source Code constitutes the trade secrets of Immersion. Further, Samsung agrees to control and safeguard all Source Code using similar security measures and safeguards as Samsung uses for its own similar source code but in any event shall observe procedures and controls including at a minimum the following (for the avoidance of doubt, the obligations contained in this Section 2.5(e), and all other obligations of Samsung relating to the Source Code, shall apply with respect to all enhancements, improvements, derivative works and other modifications made to any Source Code):
i.    The Source Code shall be accessible only by those Samsung employees with a manifest “need to know” directly related to the purpose of this Agreement.
ii.    Samsung agrees to notify Immersion promptly if a breach of security occurs that compromises the confidentiality of the Source Code and to take actions appropriate in the circumstances to rectify such breach.
(f)Notwithstanding Section 2.4(c), Samsung shall not, without the prior written consent of Immersion Ireland: (a) copy all or any portion of any Evaluation Software; provided, however, that Samsung may make a reasonable number of copies solely for the purposes set forth in Section 2.4(c); (b) decompile, disassemble or otherwise reverse engineer any Evaluation Software, or determine or attempt to determine any source code, algorithms, methods or techniques embodied in any Evaluation Software or any portion thereof; (c) distribute, disclose, market, rent, lease, assign, sublicense, pledge or otherwise transfer any Evaluation Software, in whole or in part, to any third party; or (d) use any Evaluation Software for production or other commercial purposes of any kind whatsoever. For purposes of this Agreement, Samsung shall control and safeguard Evaluation Software to the same extent as Samsung is obligated to control and safeguard Source Code pursuant to Section 2.5(e). As between Immersion and Samsung, Immersion retains all right, title and interest, including all patent rights, copyrights, trademarks and trade secrets, in and to the

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Evaluation Software and any portion thereof, and any copy or modification of any of the foregoing. Samsung shall have only those rights in or to the Evaluation Software granted to it pursuant to this Agreement. The terms and conditions applicable to Immersion TouchSense Software in Section 7 (Protection) shall also apply to the Evaluation Software. The Evaluation Software is provided “as is” and Immersion Ireland disclaims all warranties and representations, whether express or implied, relating to the Evaluation Software.”
(g)Immersion Technology Integration Meetings. Members of each party’s development and engineering teams may meet at least once per calendar year to discuss Immersion’s latest technology offerings and potential integration of such technology offerings into Samsung’s products and services.
2.6    Affiliates of Samsung. Notwithstanding anything to the contrary in this Agreement, if any of Samsung’s Affiliates wish to exercise any rights granted to Samsung’s Affiliates pursuant to this Agreement, each such Affiliate must first agree to be bound by the same obligations, limitations and restrictions imposed on Samsung under this Agreement. Samsung shall cause each of such Affiliates to comply with the terms and conditions of this Agreement and shall be responsible for the acts or omissions of its Affiliates as if such acts and omissions had been the acts and omissions of Samsung hereunder.
2.7    Dismissal/Termination of Current Litigation.
(a)Dismissal of District Court Claims. [***], the parties shall request dismissal with prejudice of Immersion’s causes of action for infringement of the U.S. patents owned by Immersion or its Affiliates that are the subject of the U.S. Patent Infringement Suit and Samsung’s counterclaims relating to such patents. Each party shall bear its own attorneys’ fees and costs relating to such dismissal.
(b)Termination of IPRs. [***], the parties shall jointly seek to terminate the IPRs (and keep this Agreement confidential) in United States Patent and Trademark Office by submitting a joint request to terminate each IPR. Such termination shall be without prejudice, and Samsung retains all rights available under law to challenge any of the Immersion Patents in the event of termination of this Agreement, subsequent disputes between or among the parties to this Agreement involving the Immersion Patents, or material breach of this Agreement by Immersion.
(c)China Litigation. Samsung shall take no action, directly or indirectly, to oppose any appeal filed by Immersion to a China Petition for Invalidation.
(d)Dismissal of Germany Litigation. [***], Immersion shall withdraw Immersion’s action for infringement of the German Patents owned by Immersion or its Affiliates that are the subject of the Germany Patent Infringement Suit (infringement action 2 O 21/19 District Court Mannheim). Each party shall bear its own attorneys’ fees and costs relating to such withdrawals.
2.8    If there is any breach of Section 9.2(d) by Immersion and/or otherwise it is found that Immersion Ireland does not have the full power and authority to grant the licenses, release and rights under this Agreement, to the extent that Immersion Ireland does not have such power and authority, Immersion Corporation, on behalf of itself and its Affiliates grant the licenses, release and rights under this Agreement without further consideration.

3.	MARKETING; ATTRIBUTION.
3.1    Press Release. Immersion may issue a press release substantially in the form attached as Exhibit A. Neither party shall issue any other press release regarding its relationship with the other party pursuant to this Agreement without the consent of the other party, which shall not be unreasonably withheld or delayed.
3.2    Trademark License. Immersion Ireland hereby grants to Samsung a non-exclusive, limited license to use, and Samsung may use, Immersion trademarks (“Immersion Trademarks”) in connection with the [***]. Samsung agrees not to affix any Immersion Trademarks to products other than the [***]. Nothing in this Agreement imposes any obligation on Samsung or its Affiliates to mark any product with the number(s) of any of the Immersion Patents.
3.3    Quality. Samsung acknowledges that all use of the Immersion Trademarks will inure to the benefit of Immersion. Samsung shall not register Immersion Trademarks or a confusingly similar trademark in any jurisdiction and will not adopt any trademark which is confusingly similar to any trademark of Immersion or which includes a

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prominent portion of any trademark of Immersion. All use by Samsung of the Immersion Trademarks will be subject to Immersion’s then-current quality control requirements and trademark guidelines.
3.4    Acknowledgment. Samsung acknowledges that Immersion is the sole and exclusive owner of the Immersion Trademarks. Samsung agrees that Samsung will do nothing inconsistent with such ownership either during the Term or afterwards. Samsung agrees that use of the Immersion Trademarks by Samsung shall inure to the benefit of and be on behalf of Immersion. Samsung acknowledges its utilization of the Immersion Trademarks will not create any right, title, or interest in the Immersion Trademarks in Samsung.
4.DELIVERY AND IMPLEMENTATION OF LICENSED SOFTWARE.
4.1    Porting of Licensed Software. Immersion and Samsung may agree to port the Immersion TouchSense Software to Licensed TouchSense Devices selected by Samsung, and to otherwise integrate the Immersion TouchSense Software into such Licensed TouchSense Devices.
4.2    Upgrades, Updates and Error Corrections.
(a)Updates/Upgrades. Immersion shall provide Samsung with Updates and/or replacement versions that Immersion develops to any part of the Immersion TouchSense Software ported under Section 4.1, at no additional charge to Samsung. Samsung and Immersion may agree to cooperate to port Upgrades to Licensed TouchSense Device models selected by Samsung.
(b)Error Corrections. In the event that Samsung notifies Immersion, in accordance with Immersion’s then-current standard bug notification process, about a material noncompliance of the Immersion TouchSense Software with Immersion’s then-current specifications for the Immersion TouchSense Software, Immersion will use commercially reasonable efforts to understand and correct such noncompliance. Immersion will acknowledge Samsung’s notification of noncompliance promptly after Immersion's receipt of such notification. Within three (3) business days following its acknowledgement of proper notification, Immersion will provide a status report confirming Immersion’s ability or inability to reproduce the reported noncompliance. Should Immersion be able to reproduce the noncompliance, within five (5) business days following its acknowledgement of proper notification, Immersion will provide Samsung with a plan and timetable for resolution of the noncompliance. Should Immersion not be able to reproduce the noncompliance, the parties will schedule a teleconference to discuss how to proceed with resolution of the noncompliance. At Immersion’s request, Samsung shall provide an Immersion engineering team with access to Samsung’s software and/or hardware development tools and development environment (including applicable user interface, operating system and other source code involving calls to, or use of, the Immersion TouchSense Software), at Samsung’s facilities, and shall cooperate with Immersion to reproduce, understand and correct such noncompliance. In the event that Immersion is unable to correct any such noncompliance that is preventing commercial shipment of a Licensed TouchSense Device, at Samsung’s request, Immersion shall provide a Samsung engineering team with access to Immersion’s software and/or hardware development tools and development environment (including applicable Immersion TouchSense Software source code), at Immersion’s facilities, and shall cooperate with Samsung to reproduce, understand and correct such noncompliance. The parties shall repeat the above process until the Immersion TouchSense Software complies with the then-current specifications agreed between the parties or until Samsung has reasonably rejected the delivered Immersion TouchSense Software five (5) times. In such a case, the parties shall make good faith efforts to amicably resolve the noncompliance. If the parties are unable to reach a resolution after ninety (90) days of good faith negotiations, the matter shall be resolved in accordance with the arbitration procedures set forth in Section 13.3.
5.FINANCIAL TERMS.
5.1    [***]. In consideration for the Immersion Release, Samsung shall pay Immersion Ireland [***], which shall be due within thirty (30) days after receiving from Immersion both an original signed invoice and Tax Document.
5.2    Royalties. In consideration of the licenses and rights granted herein and subject to Sections 5.6 and 10.2, Samsung shall pay to Immersion Ireland royalties in accordance with this Section 5.2. With respect to each calendar quarter during the Term [***], Samsung, in its sole decision, may either: (a) pay [***] in accordance with Section 5.2(a), or (b) pay [***] set forth in Section 5.2(b). If Samsung does not provide notice of its election prior to the beginning of a calendar quarter during the Term [***], Samsung shall pay [***] for the calendar quarter in accordance

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with [***]. If Samsung elects to pay [***] set forth in Section 5.2(b) for such calendar quarter, Samsung shall provide Immersion with written notice indicating such election prior to the beginning of such calendar quarter during the Term and pay [***] set forth in Section 5.2(b). [***], Samsung shall pay [***], [***]which payment shall be due within thirty (30) days after receiving both an original signed invoice and Tax Document. For the [***], Samsung, in its sole decision, may either: (a) pay [***], which payment shall be due within thirty (30) days after receiving both an original signed invoice and Tax Document (if reasonably requested by Samsung), or (b) pay [***] in accordance with Section 5.2(b). Samsung is free to determine its own prices for the [***]. If Samsung elects to pay [***] set forth in Section 5.2(b) for [***], Samsung shall provide Immersion with written notice indicating such election prior to [***] and pay [***] set forth in Section 5.2(b). All royalty payments and/or fees (including, but not limited to, [***] and any [***]) made under this Agreement shall be non-refundable and non-creditable; provided that nothing in this sentence shall affect Immersion’s obligations under Section 5.6 and Section 10.2. No employee or representative of Immersion has any authority to dictate or in any way inhibit Samsung’s pricing discretion with respect to the [***].
(a)[***]. If, with respect to a calendar quarter [***] during the Term, Samsung opts to pay [***] in accordance with this Section 5.2(a), then Samsung shall pay Immersion Ireland a fee of [***], which payment shall be due after the end of such calendar quarter and within thirty (30) days after receiving both an original signed invoice and Tax Document (if reasonably requested by Samsung). Immersion may send the original signed invoice after the end of such calendar quarter.
(b)[***]. If Samsung opts to pay royalties in the form of [***] for worldwide sales and other distributions by Samsung or its Affiliates of [***] in a given calendar quarter [***], or in [***] during the Term in accordance with this Section 5.2(b), then Samsung shall pay to [***] for each [***] sold or otherwise distributed worldwide by or on behalf of Samsung or its Affiliates for the calendar quarter or [***]an amount equal to [***].
5.3    Royalties Set for Convenience of the Parties. The parties acknowledge and agree that the [***] due hereunder may or may not represent an aggregate consideration of the relative values, scope, applicability, and expiration dates of the Immersion Patents and Immersion TouchSense Software that are licensed to Samsung pursuant to this Agreement. Further, the parties acknowledge and agree that [***] hereunder reflect the significant non-monetary consideration received by Immersion under this Agreement, including but not limited to the press release, the software licenses contained herein, as well as the uncertainty inherent in any litigation relating to Samsung’s products. The method of calculating the amount of [***] hereunder were chosen by the parties for their convenience, and nothing shall be construed or referenced to indicate evaluation of Immersion Patents in connection with Licensed Devices by either party. Such method avoids the difficulty and expense of implementing a complex matrix of multiple rates, and shall have no effect on the scope of the licenses and releases granted pursuant to this Agreement. Given the worldwide scope of this Agreement, the impracticality of monitoring by Samsung of the movement of [***] through international markets, that different [***] may be covered by different portions of the Licensed Patents, and that some Licensed Patents may expire during the Term, the parties agree that calculating payment based on worldwide sales and other distributions of the [***] at the rates set forth in this Agreement is agreeable. In no event is the payment of any royalty a concession or admission by Samsung and/or its Affiliates that any of the Immersion Patents is or is not valid or enforceable, or that any Samsung device or product is covered by or practices any claim of any of the Immersion Patents. Further, nothing in amounts payable or paid under this Agreement shall be used to evidence or argue that a license to Samsung or its Affiliates under any of the Immersion Patents is necessary or required, or that such amounts reflect a valuation by Samsung or its Affiliates of this license and/or the Immersion Patents. Entry into this Agreement is not an admission or concession by Samsung or its Affiliates that they require a license to the Immersion Patents for any Samsung product or activity.
5.4    Reports.
(a)Reports. If, with respect to a calendar quarter during the Term, Samsung opts to pay [***] set forth in Section 5.2(b), on or before the thirtieth (30th) day following the end of the calendar quarter, Samsung will provide Immersion with a written binding report by email to royalty@immersion.com (or such other email address as Immersion may provide from time to time), in a form reasonably specified by Immersion, detailing the number of individual units of [***] sold or otherwise distributed by or on behalf of Samsung or its Affiliates during such calendar quarter, and a calculation of [***] with respect thereto.
5.5    Payments.

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(a)[***]. Samsung will pay [***] in accordance with Section 5.1. Samsung will pay the [***] in accordance with Section 5.2.
(b)[***]. If, with respect to a calendar quarter during the Term [***], Samsung opts to pay [***], then the [***] shall be due after the end of the calendar quarter and within thirty (30) days after receiving both an original signed invoice and Tax Document (if reasonably requested by Samsung). Immersion may send the original signed invoice after the end of such calendar quarter. If, with respect the [***] of the Term, Samsung opts to pay the [***], the [***] shall be due after the end of the Term and within thirty (30) days after receiving both an original signed invoice and Tax Document. Immersion Ireland shall provide all invoices under this Agreement by email to [***] (or such other email address as Samsung may provide from time to time).
(c)[***]. If, with respect to a calendar quarter during the Term [***], Samsung has opted to pay royalties in the form of [***] in accordance with Section 5.2(b), then Samsung will pay the applicable [***] accruing in such calendar quarter, following a report by Samsung under Section 5.4 and within thirty (30) days after receiving both an original signed invoice and Tax Document (if reasonably requested by Samsung). If, with respect to [***] of the Term, Samsung has opted to pay royalties in the form of [***] in accordance with Section 5.2(b), then Samsung will pay the applicable [***] accruing in the [***], following a report by Samsung under Section 5.4 and within thirty (30) days after receiving both an original signed invoice and Tax Document. Immersion Ireland shall provide all invoices under this Agreement by email to [***] (or such other email address as Samsung may provide from time to time). Samsung’s payment of a [***] shall not be used to argue that Samsung has a preference or practice for payment of royalties [***].
(d)Interest, Wire Transfer. All sums not paid when due shall accrue interest daily until paid in full at the lesser of: (a) 1.5% per month; and (b) the highest rate permissible by law. In the event Samsung fails in any way to pay or perform hereunder, Immersion may offset or setoff any payment or performance due by Samsung under this Agreement against payment and/or performance due by Immersion or its Affiliates under this Agreement or any other agreement or obligation between Samsung (or any of its Affiliates) and Immersion (or any of its Affiliates). All payments due hereunder shall be paid in U.S. funds by wire transfer in accordance with the instructions below (or such other instructions as may be designated in writing by Immersion from time to time) and, notwithstanding any other provision of this Agreement to the contrary, no amounts shall be deemed paid until actually received at the bank account designated by Immersion and freely withdrawable without obligation to the same extent as cash:
For Account of Immersion Software Ireland Limited
[***]
5.6    Taxes and Duties. Subject to Section 10.2, each party shall be responsible for its own taxes, fees, levies or other charges, which may arise in connection with this Agreement. If a governmental authority, including a Korean tax authority imposes and withholds any taxes on payments to be made by Samsung to Immersion Ireland hereunder, Samsung shall have the right to withhold and deduct such taxes from payments to be made by Samsung; provided that if Immersion appeals such imposition and prevails in such appeal, then Samsung shall deliver to Immersion the amounts refunded by the Korean tax authorities. Samsung shall provide Immersion Ireland with any certificate or other documentation that Samsung receives from a government authority as proof of payment of such withheld taxes. For clarity, if, after the Effective Date, there is any Withholding Claim by a Korean tax authority under Section 10.2 whereby the Korean tax authorities assert that withholding tax should have been withheld from payments made to Immersion Ireland pursuant to this Agreement, then Samsung shall have the right to withhold and deduct such taxes from any payments to be made by Samsung under Section 5 at the time of such Withholding Claim and thereafter, and such deduction or withholding shall not be regarded a breach of this Agreement by Samsung. For further clarity, the parties agree that there is no Withholding Claim by any Korean tax authority that exists as of the Effective Date. Upon execution of the Agreement, Immersion Ireland shall provide to Samsung appropriate tax forms (including the form as attached in Exhibit B, "Tax Application") and other documentation for Samsung to submit to the applicable authorities ("Tax Document").
5.7    Audits. Immersion shall have the right, no more than once each calendar year during the Term, to have an independent auditor examine, reproduce, and audit the relevant books, records, and accounts of Samsung in order to verify amounts payable by Samsung pursuant to Section 5.2(b), with respect to calendar quarters for which Samsung has opted to pay [***] pursuant to Section 5.2(b). Samsung will promptly remit any undisputed underpayment to Immersion upon Samsung’s receipt of notice from Immersion. Immersion will pay the costs of any audit of Samsung;

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provided, that if such audit reveals any underpayment of royalties in an amount greater than [***] due under Section 5.2(b) for any year, then Samsung shall promptly remit an amount equal to the underpayment and interest thereon at 1.5% per month (measured from the date each underreported payment obligation became due and owing), and Samsung shall pay the reasonable costs of each such audit. Any audit shall be preceded by at least fifteen (15) days’ advance written notice and shall be performed during normal business hours by the auditor.
6.RESERVATION OF RIGHTS.
6.1    Ownership of Preexisting Intellectual Property, Solely Developed Technology, and the Immersion TouchSense Software. Immersion shall retain sole ownership and control of all Immersion Preexisting Technology, the Immersion TouchSense Software (including all Upgrades, Updates, error corrections, replacement versions, and ports delivered to Samsung pursuant to this Agreement) and all Immersion Solely Developed Technology. Samsung shall retain sole ownership and control of all Samsung Preexisting Technology and all Samsung Solely Developed Technology. Except to the extent otherwise required by any applicable laws, no implied rights or licenses are granted pursuant to this Agreement.
6.2    Jointly-Created Intellectual Property. The parties acknowledge that, in the future, the parties may enter into agreements pursuant to which joint development projects may be undertaken.  While neither party shall have any obligations unless and until such an agreement has been duly executed by the parties, the parties currently acknowledge that (a) such agreement will contain, among other things, appropriate ownership, licensing (under each party’s background and foreground intellectual property rights) and financial terms in connection with any joint development projects and other matters, and (b) to the extent that the parties collaborate on and jointly develop any Intellectual Property Rights in the course of performance under the terms of such agreements, such Intellectual Property Rights will be jointly owned by the parties, and each party shall be free to exploit such jointly-owned Intellectual Property Rights in such ways as described in such an agreement without the need to pay any royalties or other amounts to the other party (all without limiting the rights and obligations of the parties with respect to any Intellectual Property Rights separately owned or controlled by the other party), and (c) the parties will address any other rights or licenses applicable thereto. The parties acknowledge that if such an agreement is pursued, such agreement will be separately negotiated and terms mutually agreed upon by both parties.
7.PROTECTION. Samsung acknowledges that the Immersion TouchSense Software (and any specifications, schematics, drawings, or other documentation related thereto) contains trade secrets of Immersion and agrees that it shall not, and shall cause its employees, agents, and/or contractors not to: (a) reverse engineer or disassemble the Immersion TouchSense Software or otherwise attempt to discover the internal workings or design of the Immersion TouchSense Software; or (b) develop methods to enable unauthorized parties to use the Immersion TouchSense Software (or any specifications, schematics, drawings, or other documentation related thereto), except to the extent that the foregoing prohibitions violate applicable local law and provided that Samsung notifies Immersion in writing ninety (90) days prior to any proposed action in contravention of such prohibitions. Further, Samsung shall not modify, create any derivative works of, duplicate, disclose, or otherwise use the Immersion TouchSense Software except as expressly permitted hereunder and shall protect the Immersion TouchSense Software with at least the same degree of care with which it protects its own similar confidential information (but in no event less than reasonable care). Samsung acknowledges and agrees that unauthorized modification, derivative work, duplication, disclosure, or other use of the Immersion TouchSense Software may cause Immersion serious financial loss. Accordingly, in the event of any unauthorized modification, derivative work, duplication, disclosure, or other use of the Immersion TouchSense Software, Samsung agrees that Immersion shall have the right to seek injunctive or other equitable relief. In this regard, Immersion recognizes and accepts that Samsung has employed and may continue to employ various software of its own creation and/or developed with or based on Google technology (including the Android operating system), and that such software is not an unauthorized modification, derivative work, duplication, disclosure, or improper use of the Immersion TouchSense Software.
8.NO WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9, TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, NEITHER PARTY MAKES ANY PROMISES, REPRESENTATIONS, OR WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO THE IMMERSION TOUCHSENSE SOFTWARE OR THE LICENSED DEVICES HEREUNDER, INCLUDING THEIR CONDITION, THEIR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, OR THE EXISTENCE

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OF ANY LATENT OR PATENT DEFECTS, AND IMMERSION SPECIFICALLY EXCLUDES ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, AND ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING, OR COURSE OF PERFORMANCE.
9.REPRESENTATIONS AND WARRANTIES.
9.1    Mutual.
(a)As of the date of execution of this Agreement, each of Immersion and Samsung represents and warrants that it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.
(b)During the Term, each of Immersion and Samsung warrants that it shall comply, in all material respects, with all applicable laws, regulations, orders or judgments of any court order or other agency of government.
(c)As of the date of execution of this Agreement, each of Immersion and Samsung represents and warrants that it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party.
(d)As of the date of execution of this Agreement, each of Immersion and Samsung represents and warrants that: (i) it has the power to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver; (ii) it has the power to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance; (iii) no consent of any third party is required for it to enter into or perform this Agreement; (iv) such execution, delivery and performance do not violate or conflict, in each case, in any material manner, with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.
9.2    Immersion. Immersion warrants as follows:
(a)At the time of delivery of any Immersion TouchSense Software, Immersion Ireland warrants that such Immersion TouchSense Software will comply in all material respects with Immersion’s published specifications therefor. Samsung’s sole remedy with respect to breach of this warrant is set forth in Section 4.2(b).
(b)The Immersion TouchSense Software, as delivered by Immersion Ireland, does not contain any known virus or any other contaminant, including codes, commands or instructions that, in each case, may alter, delete, erase, damage, disable, disrupt or otherwise interfere, in each case, in a manner not intended by Samsung or set forth in the applicable Immersion specifications of the Immersion TouchSense Software, with the use of the Immersion TouchSense Software, or any other software, data or information.
(c)Immersion Ireland warrants that, except for the Linux Modules and except as otherwise disclosed by Immersion to Samsung prior to delivery to Samsung, Immersion Ireland shall not incorporate any Open Source Software into the Immersion TouchSense Software without Samsung’s prior consent.
(d)Immersion represents and warrants that Immersion Ireland has the full power and authority to grant releases, licenses, and rights under this Agreement to Samsung and its Affiliates.
10.INDEMNITY.
10.1    IP Claims. Immersion Ireland agrees to (1) indemnify, hold harmless and defend Samsung against any claim, legal action, or administrative procedure filed against Samsung by a third party alleging that [***] (an “IP Claim”), and (2) pay all damages and costs, including reasonable attorneys’ fees, finally awarded by a court of competent jurisdiction with respect to such IP Claim awarded against Samsung in a final judgment or settlement approved in advance and in writing by Immersion Ireland; provided that Samsung: (a) notifies Immersion Ireland in writing within thirty (30) days of commencement of such IP Claim, (b) grants Immersion Ireland sole control of the defense and settlement of the IP Claim, and (c) provides Immersion Ireland with all timely assistance, information and authority required for the defense and settlement of the IP Claim. To avoid or settle any IP Claim, Immersion Ireland, at its sole

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option and expense, may: (i) obtain for Samsung the right to continue to use the Immersion TouchSense Software as contemplated herein, (ii) modify the Immersion TouchSense Software so that it becomes non-infringing, but without materially altering its functionality, (iii) replace the Immersion TouchSense Software with functionally equivalent non infringing technology, or, if options (i), (ii) and (iii) above cannot be accomplished despite Immersion Ireland’s commercially reasonable efforts, then Immersion Ireland may terminate the software licenses contained in this Agreement. Notwithstanding the foregoing, Immersion Ireland assumes no liability for IP Claims to the extent arising from or based on (i) the combination of the Immersion TouchSense Software with other products not provided by Immersion Ireland where such claim would not have arisen from the use of the Immersion TouchSense Software standing alone; except where such combination is necessary for the intended use of the Immersion TouchSense Software, (ii) any modification of the Immersion TouchSense Software not made by or under the authority of Immersion Ireland, where such infringement would not have occurred but for such modifications, or (iii) use of any version of the Immersion TouchSense Software other than the current version of the Immersion TouchSense Software, if the infringement would not have occurred but for use of such non-current version. Samsung’s sole and exclusive remedy with respect to any IP Claim shall be for Immersion Ireland to perform its obligations under this Section 10.
10.2    Immersion Ireland. Immersion acknowledges and confirms that, (i) based on its own investigation of all tax laws, treaties and other regulations applicable to this transaction, it has concluded any payment under this Agreement should not be subject to taxes under Section 5.6, (ii) it has decided not to pay any withholding taxes under Section 5.6 and (iii) it has asked Samsung to wire any payment under this Agreement without deducting such taxes under Section 5.6. As of the Effective Date, Samsung agrees that no Withholding Claim exists with respect to amounts payable under this Agreement. In the event that the Korean tax authorities indicate that such Korean tax authorities intend to review the payments made by Samsung to Immersion Ireland hereunder to determine whether any withholding tax on payments made to Immersion Ireland pursuant to this Agreement is required under applicable Korean law or international treaty to be withheld by Samsung, Samsung shall immediately inform Immersion Ireland and Immersion Corporation in writing regarding such inquiries. Immersion Ireland and Immersion Corporation shall cooperate with Samsung on behalf of Immersion Ireland or Immersion Corporation in connection with such inquiry, and Samsung shall respond to such Korean tax authorities. However, in the event that, after the Effective Date, the Korean tax authorities assert that withholding tax should have been withheld from payments made to Immersion Ireland pursuant to this Agreement and impose such withholding tax thereafter, or if the Korean tax authorities legally requires Samsung to withhold withholding tax from payments made to Immersion Ireland pursuant to this Agreement (a “Withholding Claim”), Immersion Ireland or Immersion Corporation shall either (i) pay such withholding tax (including taxes due, penalty, interest, etc. imposed by such Korean tax authority) (collectively, the “Imposed Tax”) by the due date imposed by such Korean tax authority directly to such Korean tax authority, or (ii) pay Samsung the amount equal to the Imposed Tax to comply with such Withholding Claim by Samsung as an obligatory tax payer on behalf of Immersion Ireland or Immersion Corporation by the due date imposed by such Korean tax authority. If Immersion does not comply with the previous sentence, then Samsung may pay the Imposed Tax and Immersion shall reimburse the amount equal to the Imposed Tax with any accrued interest therewith (same interest rate as in Section 5.5(d)), immediately but no later than thirty (30) days after Samsung pays the Imposed Tax. If Immersion does not comply with the previous sentence, then Samsung may deduct such amount of Imposed Tax any accrued interest therewith (same interest rate as in Section 5.5(d)) from any payment under Section 5 during the Term. Immersion may appeal any Withholding Claim through all applicable administrative and judicial sources of appeal and Samsung shall cooperate with Immersion Ireland and Immersion Corporation in connection with such appeal. If Immersion prevails in such appeal, Samsung shall deliver to Immersion the amounts refunded by the Korean tax authorities. For the purpose of clarity, Immersion shall indemnify, hold harmless, and defend Samsung against any claim, legal action, or administrative procedure in connection with any withholding tax issues. Samsung shall provide all necessary assistance to Immersion to enable Immersion to obtain a credit for any Imposed Taxes paid by Immersion (or any amounts withheld by Samsung, including any Imposed Taxes withheld by Samsung) if permitted/available under applicable law.
11.LIMITATION OF LIABILITY. IN NO EVENT WILL IMMERSION BE LIABLE FOR ANY LOSS OF USE, LOSS OF PROFIT, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF IMMERSION HAS BEEN ADVISED, OR SHOULD HAVE BEEN AWARE, OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR [***] AND A BREACH OF THE

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CONFIDENTIALITY PROVISIONS SET FORTH HEREIN, IN NO EVENT WILL IMMERSION’S LIABILITY UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT, OR ANY OTHER THEORY OF LIABILITY, EXCEED [***]. The parties acknowledge that the limitations of liability in this Section 11 and in the other provisions of this Agreement and the allocation of risk herein are an essential element of the bargain between the parties, without which Immersion Ireland would not have entered into this Agreement. Immersion Ireland’s pricing reflects this allocation of risk and the limitation of liability specified herein.
12.TERM AND TERMINATION.
12.1    Term. This Agreement shall commence as of the Effective Date and continue until the five-year anniversary of the Effective Date (“Initial Term” At Samsung’s option, all the licenses and rights granted under this Agreement (and all applicable terms and conditions relating thereto) shall continue for an additional 5-year period (“Renewal Term,” and together with the Initial Term, the “Term”) so long as Samsung provides Immersion with written notice of its intent to renew such licenses and rights not later than 180 days in advance of the end of the Initial Term.
12.2    Termination for Cause. Either party may terminate this Agreement by written notice if the other party materially breaches the terms of this Agreement and fails to cure such breach within sixty (60) days of receipt of written notice thereof by such other party.
12.3    Effect of Termination. Notwithstanding anything to the contrary in this Agreement, upon the expiration or termination of this Agreement for any reason: (a) Samsung shall immediately cease, using all Immersion Trademarks, and holding itself out as a reseller or distributor of the Immersion TouchSense Software and shall promptly return or destroy, as directed by Immersion, all copies of the Immersion TouchSense Software (and confidential information) and provide Immersion Ireland with a written certification of such destruction signed by an officer of Samsung; and (b) all rights and licenses granted by Immersion hereunder shall immediately cease. The defined terms in this Agreement and the rights and obligations contained in the following sections shall survive any expiration or termination of this Agreement: Section 1, Section 2.3, Section 2.4, Section 2.6, Section 3.4, Section 5.1 through Section 5.7, in each case, with respect to amounts due or payable during the Term, Section 6, Section 7, Section 8, Section 10, Section 11, Section 12, and Section 13. For clarity, licenses granted to Samsung and its Affiliates with respect to any Licensed Devices made, having been made, used, sold, offered for sale, exported and/or imported during the period for which Samsung has completed its payment under Section 5 shall be effective and survive any expiration or termination of this Agreement.
13.MISCELLANEOUS.
13.1    Succession and Assignment. Either party may not assign this Agreement without the prior written consent of the other party, provided however that this Agreement may be assigned either to an Affiliate of the assigning party, or to a corporate successor in interest in the case of a merger or acquisition or in connection with a sale of substantially all of a party’s assets, in each case, without the prior approval of the other party. Further, a party may assign this Agreement, in whole or in part, without consent from the other party to any successor or assignee of its business relating the this Agreement by way of internal reorganization, including but not limited to, as a result of and based on the consummation of a transaction (or an integrated series of transactions) involving a spin-off or reorganization of such business by means of (a) a distribution of shares of such business to such Party’s then existing shareholders, (b) an initial public offering of voting securities of any such business, (c) an internal reorganization that does not involve any third party, or (d) a combination of the immediately preceding clauses (a), (b) and (c) above, provided that such successor or assignee must agree as part of such assignment to be bound by all terms and conditions of this Agreement to the extent that the assigning party would have been required to perform under this Agreement. Any attempt to assign this Agreement, or any license granted herein, in violation of the provisions of this Section 13.1 shall be void. Immersion shall ensure that any third party to whom Immersion or any of its Affiliates assigns this Agreement (or sells the Intellectual Property Rights related to this Agreement) shall fully assume all the obligations and responsibilities under this Agreement of Immersion, including continuing to grant the licenses to Samsung under this Agreement. In case of a Change of Control of Immersion to a Samsung Competitor, Immersion shall ensure that Samsung may continue to use the Source Code to enable Samsung to exercise its license granted under this Agreement and Immersion shall provide all reasonable assistance and reasonable support to enable Samsung to exercise such license. “Change of Control” shall be deemed to have occurred in the event that (i) a Samsung Competitor acquires ownership, directly or indirectly, of more than fifty percent (50%) of the voting shares of Immersion Ireland, or otherwise the possession, directly or indirectly, of the power to direct or cause the directions of the management and policies of Immersion Ireland (whether by reason of

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acquisition, merger, reorganization, operation of law or otherwise); or (ii) all, or substantially all, of Immersion Ireland’s assets are acquired (whether by reason of acquisition, merger, reorganization, operation of law or otherwise) by, or combined by merger with, any other third party.
13.2    Third Party Beneficiary. Notwithstanding anything to the contrary in this Agreement, Immersion Corporation shall fulfill any of Immersion Ireland’s obligations pursuant to this Agreement should Immersion Ireland fail to meet any of its assumed obligations. Immersion Ireland and Immersion Corporation shall be jointly and severally liable for any breach of this Agreement by Immersion Ireland or Immersion Corporation or failure to perform any obligations of Immersion Ireland or Immersion Corporation under or in relation to this Agreement. Further, Immersion Corporation reserves the right to fully enforce in its own name, at law and in equity, any and all rights of Immersion Ireland under this Agreement should Immersion Ireland fail to assert such rights.
13.3    Governing Law. The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the state of New York, U.S.A., excluding its choice of law principles. The parties shall in good faith attempt to resolve any dispute arising out of or related to this Agreement promptly by negotiations between executives who have authority to settle such controversy. If such dispute has not been resolved by negotiation within ninety (90) days, the parties shall endeavor to settle such dispute by binding arbitration in Maui, Hawaii, conducted expeditiously in accordance with the Rules of Arbitration of the International Chamber of Commerce, or equivalent thereof if agreed between the parties; provided, however, that if one party has requested the other to participate in negotiation and the other has failed to participate, the requesting party may initiate arbitration before the expiration of the above period. The award of the arbitration shall be made pursuant to a written opinion stating the legal basis and factual findings underlying the opinion and shall be final and binding upon the parties.
13.4    Confidential Information.
(a)Immersion Disclosures. Samsung agrees to treat as confidential, and not to use for any other purpose other than permitted by Immersion, any information designated as confidential information by Immersion, and provided to Samsung by Immersion during the course of this Agreement which is either marked as confidential or proprietary or summarized and identified in writing as confidential or proprietary within thirty (30) days after disclosure, and further agrees not to disclose such confidential information to third parties.
(b)Samsung Disclosures. Immersion agrees to treat as confidential, and not to use for any other purpose other than permitted by Samsung, any information designated as confidential information by Samsung, and provided to Immersion by Samsung during the course of this Agreement which is either marked as confidential or proprietary or summarized and identified in writing as confidential or proprietary within thirty (30) days after disclosure, and further agrees not to disclose such confidential information to third parties.
(c)Exceptions. The foregoing obligations of confidentiality do not apply to information which (i) was previously known to the recipient without a duty of confidentiality, (ii) is rightfully received from a third party by the recipient without a duty of confidentiality, or (iii) becomes publicly known or publicly available without breach of this Agreement, (iv) was communicated by such disclosing party to an unaffiliated third party on an unrestricted basis; or (v) is independently developed without use of disclosing party’s Confidential Information. In the event either party receives a subpoena or other legal process requiring the disclosure of confidential information previously disclosed by the other, the party receiving such subpoena or legal process shall promptly notify the other party in order to permit such party to seek to prevent or limit disclosure of its confidential information. Provided such notice is timely given, required disclosure of confidential information pursuant to subpoena or other legal process shall not constitute a breach of this Agreement. Each party may, in the course of conducting such party’s business, disclose confidential information received from the other party to the recipient party’s professional business advisors such as accountants and attorneys or as otherwise required to comply with the law.
13.5    Confidentiality of Agreement. Notwithstanding anything in this Agreement to the contrary, neither party shall disclose the information within the body of this Agreement, as well as the exhibits, to any third parties other than: (a) to the extent approved in writing in advance by the other party; (b) to the extent legally compelled, provided, however, that prior to any such compelled disclosure, such party shall give the other party reasonable advance notice and shall cooperate with such other party in protecting against any such disclosure and/or obtaining a protective order

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narrowing the scope of such disclosure; (c) as required by the applicable securities laws, including requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder to applicable regulatory authorities, provided that such party shall give the other party reasonable advance notice of such disclosure; (d) in confidence, to legal counsel and accountants; (e) in confidence, in connection with a bona-fide proposed merger, acquisition or similar transaction; (f) in confidence, to banks and financing sources and their advisors for a reasonable business purpose; (g) in confidence, to a carrier customer of Samsung or its Affiliates for a reasonable business purpose and to the extent that Samsung or its Affiliates are legally obligated to provide indemnification to such carrier customer in connection with Licensed Devices (provided, that Samsung or its Affiliates may only disclose terms and conditions that are relevant to the indemnification issue); or (h)as reasonably necessary in connection with the enforcement of this Agreement.
13.6    No Agency. Neither party is the agent, partner, or joint venturer with respect to the other party. Neither party is authorized to act as the agent, partner, or joint venturer of the other party hereunder in any respect.
13.7    No Waiver. No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.
13.8    Notices. All notices sent under this Agreement shall be deemed effective when received and made in writing by either (a) registered mail, (b) certified mail, return receipt requested, or (c) DHL, Federal Express, UPS, or other reliable overnight courier service, and, except as otherwise revised by written notice provided in conformance with this Section 13.8, shall be sent to the address and attention set forth on the cover page hereof.
13.9    General. The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement. Where the singular is used in this Agreement, the same shall be construed as meaning the plural where the context so admits or requires and the converse shall hold as applicable. Whenever used in this Agreement, unless otherwise specified, the terms “includes,” “including,” “e.g.,” “for example,” “such as” and other similar terms are deemed to include the term “without limitation” immediately thereafter. Each party acknowledges that it has had the opportunity to review this Agreement with legal counsel of its choice, and there will be no presumption that ambiguities will be construed or interpreted against the drafter, and no presumptions made or inferences drawn because of the inclusion of a term not contained in a prior draft or the deletion of a term contained in a prior draft. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and the invalid, illegal, or unenforceable provision shall be changed and interpreted so as to best accomplish the objectives of the provision within the limits of applicable law. This Agreement constitutes the entire agreement between Immersion and Samsung with respect to the matters contained herein and supersedes all prior oral or written representations, proposals, quotations, understandings, and agreements (including the 2013 License Agreement). Unless otherwise separately agreed to in writing by Immersion, any additional or different terms, whether contained in Samsung’s purchase order, acknowledgement form, or any other communication of Samsung, are unacceptable to Immersion, are expressly rejected, and shall not become part of this Agreement. Any amendment to this Agreement must be in writing and signed by authorized representatives of both parties hereto. This Agreement may be executed simultaneously in two or more counterparts (including via PDF or facsimile), each of which will be considered an original, but all of which together will constitute one and the same instrument. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall be for accommodation only and shall not be binding on the parties. All communications and notices made or given pursuant to this Agreement shall be in English.
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EXHIBIT A

[PRESS RELEASE]

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EXHIBIT B

TAX DOCUMENT

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